Exhibit (a)(1)

VITAL IMAGES, INC.

OFFER TO PURCHASE FOR CASH OUTSTANDING
EMPLOYEE STOCK OPTIONS WITH AN EXERCISE PRICE
EQUAL TO OR GREATER THAN $25.00

THIS OFFER AND ALL WITHDRAWAL RIGHTS EXPIRE
ON MARCH 19, 2010 AT 11:59 P.M., CENTRAL TIME,
UNLESS THE OFFER PERIOD IS EXTENDED

FEBRUARY 22, 2010, AS AMENDED ON FEBRUARY 26, 2010

Vital Images, Inc., a Minnesota corporation (“we,” “us,” “our,” or the “Company”), is offering to purchase stock options for cash from Eligible Employees (as defined herein) (the “Offer”).  The stock options that are eligible for tender in the Offer (the “Eligible Options”) are those that:

•                  were granted on or prior to May 7, 2007 under our 1997 Stock Option and Incentive Plan, as amended (the “1997 Plan”), or our 2006 Long Term Incentive Plan, as amended (the “2006 Plan” and, together with the 1997 Plan, the “Plans”),

•                  have exercise prices that equal or exceed $25.00 per share, and

•                  are outstanding on February 22, 2010 and will continue to be outstanding as of the Expiration Date (defined below).

The Offer expires at 11:59 p.m., Central Time, on March 19, 2010, unless extended by us (as extended, the “Expiration Date”).

Participation in the Offer is voluntary.  Individuals eligible to participate in the Offer are those employees of the Company as of February 22, 2010, including executive officers, who continue to be employees immediately prior to the Expiration Date (“Eligible Employees”).

We are offering to pay between $0.12 and $2.18 for each Eligible Option that is tendered to us under the Offer depending on the terms of such Eligible Option.  The price for each Eligible Option is set forth in Schedule A and explained in Section 3 of “The Offer” (Amount of Cash Payment; Valuation of Eligible Options) below.  The term “tender” means presenting the Eligible Options to us for purchase under the terms of the Offer.  If you hold different Eligible Options from more than one grant, you may choose to tender some, all or none of these grants.  If you choose, however, to tender any particular grant of an Eligible Option, you must tender all options subject to that grant.

Our common stock is listed and traded on the NASDAQ Global Select Market under the symbol “VTAL.”  On February 19, 2010, the closing sales price of our common stock as quoted on the NASDAQ Global Select Market was $14.62 per share.  We recommend that you obtain current market prices for our common stock before deciding whether to tender any Eligible Options.

As of January 31, 2010, options to purchase 2,496,000 shares of our common stock were outstanding under the Plans, of which there were Eligible Options to purchase up to 406,000 shares of our common stock.  The Offer is not conditioned upon the acceptance of the Offer with respect to a minimum number of Eligible Options.

We are making the Offer on the terms and subject to the conditions described in this document (the “Offer to Purchase”) and in the Election Form and Withdrawal Notice to be delivered in connection with this Offer to Purchase, as they may be amended or supplemented (collectively, the “Offering Documents”).  In the event any of the conditions set forth in Section 8 of “The Offer” (Conditions of the Offer) occurs, we are under no obligation to accept any of the tendered Eligible Options, and we may terminate the Offer.  We may also amend the Offer at any time or from time to time subject to applicable rules under the Exchange Act of 1934, as amended (the “Exchange Act”) and as described in Section 7 of “The Offer” (Extension of Offer; Termination; Amendment).

IMPORTANT

If you would like to accept the Offer, you must properly complete, sign and return the Election Form (delivered in connection with this Offer to Purchase) in accordance with the instructions contained in the Election Form before the Expiration Date.  If we do not receive your election by the Expiration Date, you will be deemed to have rejected the Offer.  Please allow time for delivery of your Election Form.  If you want to withdraw a previously submitted Election Form, you must properly complete, sign, and return the Withdrawal Notice (delivered in connection with this Offer to Purchase) in accordance with the instructions contained in the Withdrawal Notice prior to the Expiration Date.

All questions about the Offer, requests for assistance or for additional copies of any offering materials, should be made by sending an e-mail to Mary Ellen Vitello at mvitello@vitalimages.com or by calling her at 952-540-3530.

Participating in this transaction involves risks.  See “Risk Factors” beginning on page 8.

Although our Board of Directors has approved the Offer, neither we nor our Board of Directors makes any recommendation as to whether you should tender any or all of your Eligible Options.  We urge you to consult your personal financial and tax advisors before deciding whether to tender your Eligible Options.

This Offer has not been approved or disapproved by the Securities and Exchange Commission (“SEC”) or any state securities commission, nor has the SEC or any state securities commission passed upon the fairness or merits of the Offer or upon the accuracy or adequacy of the information contained in this Offer to Purchase.  Any representation to the contrary is a criminal offense.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Eligible Options pursuant to the Offer.  You should rely only on the information contained in the Offering Documents or to documents to which we have referred you, including, without limitation, our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on March 16, 2009, or when filed, our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.  We have not authorized anyone to give you any additional information or to make any representation in connection with this Offer other than the information and representations contained in the Offering Documents and all related documents filed as part of the Schedule TO filed with the SEC on February 22, 2010.  If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

Nothing in this document shall be construed to give any person the right to remain in our employ or to affect our right to terminate the employment of any person at any time with or without cause to the extent permitted under law (subject to the terms of any employment agreement).  Nothing in this document should be considered a contract or guarantee of wages or compensation.

TABLE OF CONTENTS

Page

SUMMARY TERM SHEET	1
RISK FACTORS	8
THE OFFER	9

1.	Eligibility; Eligible Options; Expiration Date	9
2.	Purpose of the Offer	11
3.	Amount of Cash Payment; Valuation of Eligible Options	12
4.	Procedures for Tendering Eligible Options	13
5.	Withdrawal Rights; Change in Election	14
6.	Acceptance of and Payment for Eligible Options; Delivery of Cash Payment	15
7.	Extension of Offer; Termination; Amendment	15
8.	Conditions of the Offer	17
9.	Price Range of Common Stock	19
10.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Eligible Options	20
11.	Source of Funds; Status of Eligible Options Tendered in the Offer; Accounting Consequences of the Offer	21
12.	Certain U.S. Federal Income Tax Consequences	21
13.	Legal Matters; Regulatory Approvals	22
14.	Fees and Expenses	22
15.	Information Concerning the Company	22
16.	Corporate Plans, Proposals and Negotiations	22
17.	Additional Information	23
18.	Forward-Looking Statements; Miscellaneous	24

SCHEDULE A:	Cash Payment for Each Eligible Option
SCHEDULE B:	Information Concerning Our Executive Officers and Directors
SCHEDULE C:	Stock Option Transactions by Our Executive Officers and Directors

i

SUMMARY TERM SHEET

Below are answers to some of the questions that you may have about the Offer.  The information in this Summary Term Sheet is not complete and may not include all of the information that is important to you.  We urge you to carefully read the entire Offer to Purchase, the applicable Plan(s) and your option agreements.

How the Option Purchase Works

Q1.                             What is the Offer?

Beginning at 12:01 a.m., Central Time, on February 22, 2010 and ending at 11:59 p.m., Central Time, on March 19, 2010, unless we extend the Offer, Eligible Employees (described in Question 3 below) may elect to tender their Eligible Options (described in Question 5 below) for a cash payment in the range of $0.12 to $2.18 per Eligible Option.  Participation in the Offer is voluntary.  For more information, see Section 1 of “The Offer” (Eligibility; Eligible Options; Expiration Date) and Section 3 of “The Offer” (Amount of Cash Payment; Valuation of Eligible Options).

Q2.                             Why is the Company making the Offer?

We grant long-term equity awards, in the form of stock options and restricted stock, to our employees in order to provide long-term performance-based compensation, encourage our employees to continue their employment throughout the vesting periods of the awards, and help align employee and stockholder interests.  The decline in the market price of our common stock in the ten quarters since the first half of 2007 has significantly eroded the incentive and retention value of a substantial number of outstanding options held by our employees because the exercise price of those outstanding options far exceeds the present market price of our common stock (referred to as “underwater options”).

Stock options and other incentives are material components of our long-term compensation and benefit philosophy.  After a comprehensive review of our current compensation and benefit program and the impact of the decline in our common stock price on our stock option awards, we determined that this Offer is consistent with restoring the incentive value of our long-term performance award programs, while balancing the cost of the Offer against our duty to be stewards of our shareholders’ investment in our Company.  We believe that our shareholders will benefit from this Offer, because stock options tendered pursuant to the Offer will reduce the amount of unissued common stock that is reserved for issuance upon exercise of outstanding stock options expressed as a percentage of our currently outstanding common stock, which is also called “overhang.”  Pursuant to the stock repurchase program that the Company began in May 2008, we have repurchased more than 3.3 million shares of our common stock, reducing the number of shares outstanding by more than 19.3%.  As our shares outstanding have decreased, the overhang caused by our outstanding stock options has increased.  If all Eligible Options are tendered under this Offer, our overhang will decrease by approximately 2.8%.

The Offer is designed to restore the incentive value of our long-term performance award programs by providing you with an opportunity to obtain the benefit associated with the cash payment, in lieu of the less certain, but potentially more valuable benefit you could receive if you elect to retain your Eligible Options.  Any tendered unvested Eligible Options will reduce future compensation expense on our financial statements associated with such Eligible Options and reduce the potential stockholder dilution associated with Eligible Options with values that have been reduced or eliminated because of the decline in our stock price.

Q3.                             Who may participate in the Offer?

Only “Eligible Employees” may participate in the Offer.  Eligible Employees are those employees of the Company, as of February 22, 2010, who continue to be employees immediately prior to the Expiration Date (as defined below), including executive officers.  If you are currently on medical, maternity, workers’ compensation, military or other statutorily protected leave of absence or a “personal” leave of absence, you are also eligible to participate in the Offer.  Employees who resign or are terminated at any time before the Expiration Date are not eligible to participate in the Offer.  Employees will terminate employment when they are no longer providing active services to the Company, and will not be treated as employed during a non-working notice period or garden leave.  For more information, see Section 1 of “The Offer” (Eligibility; Eligible Options; Expiration Date).

Q4.                             Who is excluded from participating in the Offer?

Employees who resign or are terminated at any time before the Expiration Date are not eligible to participate in the Offer.  Additionally, non-employee directors are excluded from participating in the Offer.

Q5.                             Which options may be tendered?

Only “Eligible Options” may be tendered under the Offer.  Eligible Options are stock options to purchase our common stock with exercise prices equal to or greater than $25.00 that are outstanding on February 22, 2010 and on the Expiration Date, and that were granted under one of the Plans.

Any stock option that is exercised, expires, terminates or is forfeited prior to the Expiration Date of the Offer, whether because of termination of employment or otherwise, is not an Eligible Option. For more information, see Section 1 of “The Offer” (Eligibility; Eligible Options; Expiration Date).

Q6.                             How do I know how many Eligible Options I have?

                                                You will receive a personalized Election Form that lists your Eligible Options.

Q7.                             Can I participate if I have Eligible Options that are unvested or only partially vested?

Yes.  Both the vested but unexercised and unvested portions of your Eligible Options may be tendered in the Offer.

Q8.                             Can I tender some but not all of my Eligible Options?

If you hold different Eligible Option grants, you may choose to tender all, some or none of these grants.  If you choose, however, to tender any particular grant of an Eligible Option, you must tender all option shares subject to that grant.  For example, suppose you have an option grant for 1,000 shares with an exercise price of $35.00 per share and an option grant for 5,000 shares with an exercise price of $30.00 per share.  You may not tender 500 of the 1,000 option share grant; you must tender all or none of the 1,000 option shares with the $35.00 exercise price.  However, you may tender all of the 1,000 option shares with a $35.00 exercise price, but not tender the 5,000 options with the $30.00 exercise price made under a different grant.  Any stock options you hold that are not Eligible Options, as well as any Eligible Options you choose not to tender, will remain outstanding under their existing terms and conditions.

Q9.                             What is the cash payment?

                                                The cash payment ranges from $0.12 to $2.18 per Eligible Option.  See Schedule A and Section 3 of “The Offer” (Amount of Cash Payment; Valuation of Eligible Options) for the cash payment amounts for each Eligible Option and for more information on how to calculate your total cash payment.

Q10.                      How was the value of each Eligible Option determined?

The amount to be paid for a particular Eligible Option is based on a valuation of such Eligible Option before the start of the Offer.  We are offering cash payments for each Eligible Option equal to 80% of the amount determined by the Black-Scholes option pricing model.  The Black-Scholes model requires certain assumptions and takes into consideration numerous factors, including our stock price, expected stock price volatility of the underlying common stock, exercise price of the Eligible Option, our risk-free interest rate, expected dividend yield and expected term of each Eligible Option.  We chose to discount the Black-Scholes amount to cover the company’s costs incurred in the offering and to account for potential volatility in our stock price during the offering period.  You must make your own determination of the value to you of your Eligible Options, and you should consult with your personal advisors if you have questions about your financial or tax situation.  For more information, see Section 3 of “The Offer” (Amount of Cash Payment; Valuation of Eligible Options).

Q11.                      When and how will I receive my cash payment?

                                                You will be entitled to a single lump sum cash payment, reduced by any required income tax, social insurance contributions, payroll tax and any other required withholding, promptly following the Expiration Date.  You will receive the cash payment through our payroll system, and your cash payment will not be subject to any vesting condition or otherwise be subject to forfeiture.  You will receive the cash payment by direct deposit if you currently receive your paycheck in this manner.  If not, you will receive the cash payment in the form of a check.  No interest will accrue and no interest will be paid on any portion of the payment, regardless of when paid.  For more information, see Section 3 of “The Offer” (Amount of Cash Payment; Valuation of Eligible Options) and Section 6 of “The Offer” (Acceptance of and Payment for Eligible Options; Delivery of Cash Payment).

Q12.                      What will happen to the options that I tender?

Promptly after the Expiration Date, we will cancel all of your Eligible Options that are accepted by us for purchase.  You will no longer have any rights or obligations with respect to those Eligible Options.

Q13.                      Do I have to participate in the Offer?

No.  Participation is voluntary.  If you elect not to participate, you do not need to do anything.  You will keep all of your existing stock options, including your Eligible Options, and you will not receive a cash payment under the Offer.  In addition, if you elect not to participate, no changes will be made to the terms of any of your existing stock options, and your stock options will continue to vest or expire according to their normal schedule.

Q14.                      How do I decide whether to participate in the Offer?

We are providing information to assist you in making your own informed decision, but neither we nor the Board of Directors make any recommendation as to whether you should or should not participate in the Offer.  You may, and we encourage you to, consult with your own outside legal counsel, accountant and/or financial advisor for further advice.  We have not authorized anyone to provide you with additional information regarding the Offer.

Q15.                      What if I don’t want to participate in the Offer?

You do not have to participate in the Offer.  The Offer is completely voluntary, and there are no penalties for electing not to participate.  If you do not participate in the Offer, all of your Eligible Options and any other stock options that you hold will remain outstanding under their existing terms and conditions.  To elect not to participate, you do not need to do anything or otherwise contact us.

Q16.                      Will I be granted stock options in the future if I participate in the Offer?

Participation or non-participation in the Offer will have no effect on your consideration for future stock option or equity award grants under the 2006 Plan or any other equity incentive plan.

Q 17.                   Are the executives and directors participating?

The Offer is open to our executive officers but not to our non-employee directors.  We have been advised that certain of our executive officers who hold Eligible Options expect to participate in the Offer.  For information on the number of Eligible Options held by each of our executive officers and directors, see Schedule B and Section 10 of “The Offer” (Interests of Directors and Officers; Transactions and Arrangements Concerning Eligible Options).

Q18.                      Are there conditions to the Offer?

The Offer is subject to a number of conditions, which are described in Section 8 of “The Offer” (Conditions of the Offer).  In the event that one or more of these conditions exist, we may decide to reject the Eligible Options that you elect to tender, or we may terminate or amend the Offer.

If we become aware that a condition to the Offer is triggered, we will promptly notify all Eligible Employees in writing as to whether or not we have decided to waive such condition.

Q19.                      What if my employment with the Company terminates before the Offer expires?

Employees who resign or are terminated at any time before the Expiration Date are not eligible to participate in the Offer.  For more information, see Section 1 of “The Offer” (Eligibility; Eligible Options; Expiration Date).

Participation in the Offer does not confer upon you the right to remain an employee of the Company.

Q20.                      Will the Offer affect the Plans?

                                                No.  No changes will be made to the Plans as a result of the Offer.

Q21.                      Is there any other information about the Company that I should consider?

In evaluating the Offer, you should keep in mind that the future performance of our common stock will depend upon, among other factors, the future overall economic environment, the performance of the overall stock market and companies in our sector, the performance of our business and the risks and uncertainties set forth in our filings with the SEC.  We recommend that you read our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 or, when filed, the Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as well as all other documents incorporated by reference in our Schedule TO.  Each of these documents is available at no charge by contacting Mary Ellen Vitello by e-mail at mvitello@vitalimages.com or by telephoning her at 952-540-3530.  For more information, see Section 17 of “The Offer” (Additional Information).

Duration of the Offer

Q22.                      When does the Offer expire?

                                                You have until 11:59 p.m., Central Time, on March 19, 2010 to tender your Eligible Options in the Offer.  No exceptions will be made to this deadline, unless we extend the Offer for all Eligible Employees.  Although we do not currently intend to do so, we may, in our sole discretion, extend the Offer at any time.

Q23.                      Can the Company extend, postpone, terminate or amend the Offer?

Yes, as long as we comply with applicable law, we may, at our discretion, extend the period of time during which the Offer is open, postpone our decision whether or not to accept any tendered Eligible Options, terminate the Offer if any of the conditions specified in Section 8 of “The Offer” (Conditions of the Offer) occurs, or amend the Offer in any respect.  All Eligible Employees will be informed of any extension, postponement, termination of, or any amendment to, the Offer.  For more information, see Section 7 of “The Offer” (Extension of Offer; Termination; Amendment).

How to Tender Your Eligible Options

Q24.                      How do I participate in the Offer?

Instructions on how to participate in the Offer along with the required documentation to tender your Eligible Options are enclosed with this Offer to Purchase.  To validly tender your Eligible Options pursuant to the Offer, you must, in accordance with the terms of the Election Form delivered to you in connection with this Offer to Purchase, fax, mail, deliver or e-mail a properly completed and duly executed Election Form and any other documents required by the Election Form as follows:

•                                          Fax to: 952-487-9530;

•                                          Mail (not by interoffice mail) or Hand Deliver to:
Vital Images, Inc.
Attention: Mary Ellen Vitello
5850 Opus Parkway, Suite 300
Minnetonka, MN 55343; or

•                                          Scan and e-mail to: mvitello@vitalimages.com.

For your tender to be valid, we must receive your Election Form by 11:59 p.m., Central Time, on March 19, 2010 (or, if we extend the Offer, a later date will be specified).  If you miss this deadline, you will not be permitted to participate in the Offer.  If you do not make any election, you will not participate in the Offer, and all Eligible Options that you hold and any other stock options that you hold will remain outstanding under their existing terms and conditions.  For more information, see Section 4 of “The Offer” (Procedures for Tendering Eligible Options).

Q25.                      Will I receive notice that my Election Form was received by the Company and if the Election Form is defective in any way?

                                                No, neither we nor any other person is obligated to give notice of receipt of any Election Form or of any defects or irregularities involved in the tender of any Eligible Options.  If you have any questions concerning the receipt or validity of any forms sent to us, please contact Mary Ellen Vitello by e-mail at mvitello@vitalimages.com or by telephone at 952-540-3530.

Q26.                      Can I change my election?

Yes.  You may withdraw your election to tender your Eligible Options by delivering to us a Withdrawal Notice in accordance with the instructions provided in the Withdrawal Notice at any time before the Expiration Date.  If you elect to withdraw previously tendered Eligible Options from a particular grant, you must withdraw the Offer with respect to all of the Eligible Options from such grant.

Once you have delivered a Withdrawal Notice, you may not revoke your withdrawal.  Rather, if you change your mind and decide you want to re-tender your Eligible Options after you have withdrawn them, you must execute and deliver a new Election Form to us before the

Expiration Date.  For more information, see Section 5 of “The Offer” (Withdrawal Rights; Change in Election).

Q27.                      Is the Company required to accept my Eligible Options?

We may reject any and all Eligible Options tendered for cash.  Subject to our rights to extend, terminate, or amend the Offer, we currently expect that we will accept promptly after the Expiration Date all Eligible Options that have been properly and timely tendered and that have not been validly withdrawn prior to the Expiration Date.  For more information, see Section 4 of “The Offer” (Procedures for Tendering Eligible Options).

Q28.                      Do I need to return my grant documents to the Company?

No.  You do not need to submit any option grant documents in order to tender any Eligible Options.

U.S. Federal Income Tax Considerations

Q29.                      Do I have to pay taxes on the cash I receive?

The cash payment to be paid for Eligible Options tendered in the Offer will be treated as compensation.  As such, if you choose to participate, you will recognize ordinary income in an amount equal to the cash payment in the year in which you receive the cash payment.  We will report such ordinary income on the Form W-2 or other appropriate form delivered to the Internal Revenue Service (the “IRS”) by us for the year in which the payment is made.  At the time your cash payment is made, we will reduce your payment to reflect all required income and payroll withholdings and will send those amounts to the appropriate tax authorities.  For more information, see Section 12 of “The Offer” (Certain U.S. Federal Income Tax Consequences).

There may be additional state or local tax imposed on your tender, and those consequences may vary based on where you live.  You should consult with a tax advisor to determine the specific tax considerations and tax consequences relevant to your participation in the Offer.

How to Get More Information

Q30.                      What if I have questions or can’t find the Offering Documents?

If you have any questions regarding the Offer, please direct them by e-mail to Mary Ellen Vitello at mvitello@vitalimages.com or by telephoning 952-540-3530.  You can find additional copies of this Offering Document or any other related documents filed as exhibits to our Tender Offer Statement on Schedule TO on the SEC website (www.sec.gov) or our website (www.vitalimages.com).  For more information, see Section 17 of “The Offer” (Additional Information).

RISK FACTORS

Participating in the Offer involves a number of risks, including those described below.  Conversely, there are risks associated with keeping your Eligible Options and not tendering them.  Additional information concerning risks to our business is set forth in Section 1A — “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and is incorporated herein by reference.  We strongly urge you to read this Offer to Purchase in its entirety and consult your investment, tax and legal advisors before deciding whether to participate in the Offer.

The amount of the cash payment to be paid for your Eligible Options in the Offer may be less than the net proceeds you would ultimately realize if you kept your Eligible Options and exercised them sometime in the future.

Although our stock price is currently significantly lower than the exercise price of your Eligible Options, our stock price may increase in the future.  If you elect to participate in the Offer and our stock price increases above the exercise price of your tendered and cancelled Eligible Options during the term of such Eligible Options, the value of the cash proceeds that you received pursuant to the Offer may be less than the value of the net proceeds you would ultimately realize if you kept such Eligible Options and exercised them in the future.  Therefore, we cannot guarantee that the value of the cash proceeds that you receive in the Offer will be higher than what you could receive if you do not tender your Eligible Options in the Offer.

The amount of the cash payment to be paid in the Offer may not accurately reflect the value of your Eligible Options at the time of the cash payment.

The amount to be paid for your Eligible Options in the Offer is equal to 80% of the amount determined by the widely used Black-Scholes option pricing model and relies on numerous assumptions.  If a different model or different assumptions had been used, or if a different percentage of the Black-Scholes amount were used, the amount paid to you for your Eligible Options may have varied from the applicable cash payment set forth in this Offer to Purchase.

The cash payment will be treated as compensation for Eligible Employees.

If you tender Eligible Options, you will recognize ordinary income equal to the cash payment in the year in which your cash payment is paid to you.  The ordinary income resulting from your cash payment will be reflected on the Form W-2 or other appropriate form delivered to the IRS by us for the year in which the payment is made.  At the time your cash payment is made, we will reduce your payment to reflect all required income and payroll withholdings and will send those amounts to the appropriate tax authorities.

THE OFFER

1.                                      Eligibility; Eligible Options; Expiration Date

We are offering to purchase for cash Eligible Options (as described below) held by Eligible Employees (as described below).  We are making this Offer on the terms and subject to the conditions in this Offer to Purchase.

Eligible Employees.  Eligible Employees are only those employees of the Company as of February 22, 2010 who continue to be employees immediately prior to the Expiration Date, including executive officers.  Employees who are currently on medical, maternity, workers’ compensation, military or other statutorily protected leave of absence or a “personal” leave of absence are also eligible to participate in the Offer.  Employees who retire, resign or are terminated at any time before the Expiration Date are not eligible to participate in the Offer.  Employees will terminate employment when they are no longer providing active services to the Company, and will not be treated as employed during a non-working notice period or garden leave.  Non-employee directors are not eligible to participate in the Offer.

All Eligible Employees, including those who are on vacation or an approved leave of absence or leave subject to statutory protections during the Offer period, are subject to the same deadline to tender Eligible Options.

Participation in the Offer does not confer upon you the right to remain an employee of the Company.  We, however, will not terminate an employee’s employment solely for the purpose of causing an employee not to be an Eligible Employee.

Eligible Options.  Eligible Options are stock options to purchase our common stock with an exercise price equal to or greater than $25.00 that are outstanding on February 22, 2010 and on the Expiration Date and that were granted under either of the Plans.

Eligible Options include vested and unvested options.  Eligible Options also include incentive stock options and nonqualified stock options.  We have sole authority to determine which stock option grants are Eligible Options under the Plans for purposes of the Offer.

If a stock option that you hold, whether vested or unvested, is exercised, expires, terminates or is forfeited before the Expiration Date, whether because of termination of your employment or otherwise, that stock option will not be an Eligible Option.  Only stock options that have not expired, terminated, been forfeited or been exercised, and that remain outstanding on the Expiration Date, will be Eligible Options.

If you hold different Eligible Option grants, you may choose to tender all, some or none of these grants.  If you choose, however, to tender any particular grant of an Eligible Option, you must tender all options subject to that grant.

As of January 31, 2010, options to purchase 2,496,000 shares of our common stock were issued and outstanding under the Plans, and 1,035,000 options were available for future award grants under the 2006 Plan.  The outstanding options have exercise prices ranging between $7.25 and $35.70.  Of the outstanding options, options to purchase 406,000 shares of common stock are Eligible Options with respect to the Offer.

Options tendered that do not qualify as Eligible Options will not be accepted by us.  For example, if your employment terminates before the Expiration Date, your unvested options will terminate (whether or not they have been tendered) unless your option documents provide otherwise, and we will not accept any tenders of such terminated options.  Our determination of eligibility of stock options for purchase in the Offer is final and binding on all parties.

Please note that if your employment with us terminates before the Expiration Date, the terms of your option agreements and the Plans will govern the impact of employment termination on your options.

Offer Expiration Date.  The Offer is scheduled to remain open until 11:59 p.m., Central Time, on March 19, 2010, unless and until we, in our sole discretion, extend the Offer.  We currently have no intent to extend the Offer beyond March 19, 2010.  If, however, we do extend the Offer, we will announce the extension and the new expiration date by making a public announcement no later than 9:00 a.m., Eastern Time, on the next business day following the previously scheduled expiration date.  If we extend the period of time in which the Offer will remain open, the term “Expiration Date” will refer to the latest time and date on which the Offer expires.  See Section 7 (Extension of Offer; Termination; Amendment) below for a description of our rights to extend, terminate, modify and amend the Offer.

We will publish a notice if we decide to:

•                  increase or decrease the cash payment for your Eligible Options;

•                  change the number or type of options eligible to be tendered in the Offer; or

•                  increase the number of options eligible for tender in the Offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options eligible for tender in the Offer immediately before the increase.

If the Offer is scheduled to expire within ten business days after the date on which we notify you of such an increase, decrease or change, we will also extend the Offer for a period of at least ten business days after the date the notice is published.

A “business day” means any day other than a Saturday, a Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 (midnight) Eastern Time.

Without limiting the manner in which we may choose to make any public announcement, we currently intend to make announcements regarding the Offer by written notice and by making any appropriate filings with the SEC.

No Impact on Future Awards.  Participation or non-participation in the Offer will have no effect on your consideration for future stock option or equity award grants under the 2006 Plan or any other equity incentive plan.  Your eligibility is determined under the terms and conditions of such plans.  Eligibility for future grants of options and equity awards will remain subject to our discretion and will not depend on whether you participate in the Offer.  In general, we have historically granted equity compensation to selected officers, employees and directors and expect to continue to do so.

2.                                      Purpose of the Offer.

We grant long-term equity awards, in the form of stock options and restricted stock, to our employees in order to provide long-term performance-based compensation, to encourage our employees to continue their employment throughout the vesting periods of the awards, and to help align employee and stockholder interests.  The decline in the market price of our common stock in the ten quarters since the first half of 2007 has significantly eroded the incentive and retention value of a substantial number of outstanding options held by our employees because the exercise price of those outstanding options far exceeds the present market price of our common stock (referred to as “underwater options”).

Stock options and other incentives are material components of our long-term compensation and benefit philosophy.  After a comprehensive review of our current compensation and benefit program and the impact of the decline in our common stock price on our stock option awards, we determined that this Offer is consistent with restoring the incentive value of our long-term performance award programs, while balancing the cost of the Offer against our duty to be stewards of our shareholders’ investment in our Company.  We believe that our shareholders will benefit from this Offer, because stock options tendered pursuant to the Offer will reduce the amount of unissued common stock that is reserved for issuance upon exercise of outstanding stock options expressed as a percentage of our currently outstanding common stock, which is also called “overhang.”  Pursuant to the stock repurchase program that the Company began in May 2008, we have repurchased more than 3.3 million shares of our common stock, reducing the number of shares outstanding by more than 19.3%.  As our shares outstanding have decreased, the overhang caused by our outstanding stock options has increased.  If all Eligible Options are tendered under this Offer, our overhang will decrease by approximately 2.8%.

The Offer is designed to restore the incentive value of our long-term performance award programs by providing you with an opportunity to obtain the benefit associated with the cash payment, in lieu of the less certain, but potentially more valuable benefit you could receive if you elect to retain your Eligible Options.  Any tendered unvested Eligible Options will reduce future compensation expense on our financial statements associated with such Eligible Options and reduce the potential stockholder dilution associated with Eligible Options with values that have been reduced or eliminated because of the decline in our stock price.

3.                                      Amount of Cash Payment; Valuation of Eligible Options.

Cash Payment.  We are offering a cash payment in the amount set forth on Schedule A for each share of our common stock subject to an Eligible Option with the grant date and exercise price indicated in the table set forth on Schedule A.

For example, if an Eligible Employee holds an Eligible Option to purchase 1,000 shares of our common stock with an exercise price of $26.37 per share, we are offering a cash payment of $2.06 x 1,000, or a total of $2,060, for that Eligible Option, less applicable withholdings.  To determine your total cash payment, take the number of Eligible Options at each exercise price and multiply it by the per share cash payment of that Eligible Option listed on Schedule A and then add the values calculated for Eligible Options at each exercise price.  Please note that this total will be reduced by applicable income tax, social insurance contributions, payroll tax and any other required withholdings.  Our determination as to the amount of your cash payment is final and binding on all parties.

Applicable income tax, social insurance contributions, payroll tax and any other required withholdings or charges will be withheld from the cash payment and paid by us to the applicable taxing authority, to the extent required by law.  You should consult with your tax advisor to determine if additional taxes will be due.  Depending on your personal tax situation, you may owe taxes on the cash payment above and beyond the amounts withheld and such additional amounts are your responsibility to pay.  Any failure to timely remit the proper amount of taxes may result in tax penalties, which will be your responsibility to pay.

Valuation.  The amount to be paid for a particular Eligible Option is based on a valuation of such Eligible Option before the start of the Offer.  We are offering cash payments for each Eligible Option equal to 80% of the amount determined by the Black-Scholes option pricing model.  The Black-Scholes model is an established and commonly used method for valuing stock options and uses the following factors: stock price, exercise price of the option, current risk-free interest rate, expected volatility of the underlying common stock price, expected dividend yield of the underlying common stock, and expected life of the option.  Some of these inputs are objectively determinable, while others, such as appropriate volatility measures, require some judgment.  For purposes of this calculation, we used the following assumptions:

•                                          Stock price: $14.62

•                                          Exercise price: the actual exercise price of the option being valued (ranging between $25.00 and $35.70 per share for the Eligible Options)

•                                          Risk-free interest rate: 0.82%

•                                          Volatility: 46.29%

•                                          Dividend yield: 0.00%

•                                          Expected life of option: remaining contractual term of the Eligible Option

We chose to discount the Black-Scholes amount to cover the company’s costs incurred in the offering and to account for potential volatility in our stock price during the offering period.

4.                                      Procedures for Tendering Eligible Options.

Electing to Participate.  To participate in the Offer, you must tender your Eligible Options before the Expiration Date.  To validly tender your Eligible Options pursuant to the Offer, you must, in accordance with the terms of the Election Form delivered to you in connection with this Offer to Purchase, fax, e-mail or deliver a properly completed and duly executed Election Form and any other documents required by the Election Form to:

•                                          Fax to: 952-487-9530;

•                                          Mail (not by interoffice mail) or Hand Deliver to:
Vital Images, Inc.
Attention: Mary Ellen Vitello
5850 Opus Parkway, Suite 300
Minnetonka, MN 55343; or

•                                          Scan and e-mail to: mvitello@vitalimages.com.

The method of delivery is at your own option and risk.  You are responsible for making sure that the Election Form is timely delivered in accordance with the instructions above.  You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Election Form on time.

For your tender to be valid, we must receive your Election Form by 11:59 p.m., Central Time, March 19, 2010 (or, if we extend the Offer, a later date will be specified).  If you miss this deadline, you will not be permitted to participate in the Offer.  If you do not make any election, you will not participate in the Offer, and all Eligible Options you hold and any stock options you hold that are not Eligible Options will remain outstanding under their existing terms and conditions.

If you hold different Eligible Option grants, you may choose to tender all, some or none of these grants.  If you choose, however, to tender any particular grant as an Eligible Option, you must tender all options subject to that grant.

Your election may be withdrawn at any time before the Expiration Date by delivering a properly completed Withdrawal Notice bearing a later date, and such Withdrawal Notice will supersede any Election Form previously delivered to us.  For more information, see Section 5 (Withdrawal Rights; Change in Election) below.

Electing Not to Participate.  Participation in the Offer is voluntary.  If you do not want to tender your Eligible Options in the Offer, you do not need to do anything.  Any Eligible Options that you do not validly and timely tender will remain outstanding on the same terms and conditions on which they were granted.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.  We will determine, in our sole discretion, the number of shares subject to Eligible Options and all questions as to the form, validity, eligibility (including time of receipt) and acceptance of any tender of Eligible Options.  Our determination of these matters will be final and binding on all parties.  We may reject any or all Eligible Options tendered for cash.  Subject to Rule 13e-4 under the Exchange Act, we also may waive any of the conditions of the Offer or any defect or irregularity in any election with respect to any particular Eligible Option or any particular Eligible Employee, in each case in our sole discretion.  No Eligible Options will be treated as properly tendered until any defects or irregularities that we identify have been cured by the Eligible Employee tendering the Eligible Options or waived by us.  Neither we nor any other person is obligated to give notice of receipt of any Election Form or of any defects or irregularities involved in the tender of any Eligible Options, and no one will be liable for failing to give notice of receipt of any Election Form or any defects or irregularities.

Our Acceptance Constitutes an Agreement.  Your election to tender your Eligible Options according to the procedures described above will constitute your acceptance of the terms and conditions of the Offer, subject to withdrawal rights set forth in Section 5 below.  Our acceptance of your Eligible Options that are properly tendered will form a binding agreement between you and us upon the terms and subject to the conditions of the Offer.  When we accept your properly tendered Eligible Options, such options will automatically be cancelled and rendered null and void.  By tendering your Eligible Options, you irrevocably release all of your rights with respect to such tendered Eligible Options.

We currently expect that we will accept promptly after the Expiration Date all Eligible Options properly and timely tendered that have not been validly withdrawn prior to the Expiration Date.

5.                                      Withdrawal Rights; Change in Election.

You may withdraw your election to tender Eligible Options only if you comply with the provisions of this Section 5.

To withdraw your election to tender options in the Offer, you must complete the Withdrawal Notice and return it to us by one of the methods listed above in Section 4, at any time before 11:59 p.m., Central Time, on March 19, 2010 (or, if we extend the Offer, a later date will be specified).

Once you have withdrawn your tender of Eligible Options, you may not revoke that withdrawal.  Rather, if you change your mind and decide you want to re-tender your Eligible Options after you have withdrawn them, you must again follow the election procedure described above in Section 4.  Please note that, just as you may not tender only part of a grant of Eligible Options, you may not withdraw your election with respect to just a portion of a grant of Eligible Options.  Accordingly, if you elect to withdraw previously tendered Eligible Options from a particular grant, you must reject the Offer with respect to all of the Eligible Options from such grant.

We will determine all questions as to the form and validity (including time of receipt) of the Withdrawal Notice.  Our determination of these matters will be final and binding on all parties.  Neither we nor any other person is obligated to give you notice of any errors in any Withdrawal Notice, and no one will be liable for failing to give notice of any errors.

6.                                      Acceptance of and Payment for Eligible Options; Delivery of Cash Payment.

Acceptance.  If you are an Eligible Employee and validly tender Eligible Options that you do not validly withdraw from the Offer before the Expiration Date, those options will be cancelled when we accept them for payment, and you will no longer have any rights with respect to those Eligible Options.

Timing of Acceptance.  Subject to our rights to extend, terminate and amend the Offer before the Expiration Date, as described in Section 7 below, we will accept promptly after the Expiration Date all validly tendered Eligible Options that have not been properly withdrawn.  To the extent you elect to exercise your withdrawal rights described in Section 5 above more than once or submit more than one Election Form, or to the extent your elections or withdrawals are conflicting, your most recent Election Form or Withdrawal Form submitted before 11:59 p.m., Central Time, on March 19, 2010 (unless otherwise extended), will be the Election Form or Withdrawal Form, as applicable, considered for acceptance by us.

Cash Payment.  If your Eligible Options are accepted, we will pay you a single lump sum cash payment for your Eligible Options, reduced by any required income tax, social insurance contributions, payroll tax and any other required withholding, promptly following the Expiration Date.  See Schedule A and Section 3 above for details regarding the amount of the cash payment for your Eligible Options.  You will receive such cash payment through our payroll system, and your cash payment will not be subject to any vesting condition or otherwise be subject to forfeiture.  You will receive your cash payment by direct deposit if you currently receive your paycheck in this manner.  Otherwise, you will receive your cash payment by check.  No interest will accrue and no interest will be paid on any portion of the payment, regardless of when paid.

Termination of Option Agreements.  Upon our acceptance of your Eligible Options that you tender in the Offer, your currently outstanding option agreements relating to the tendered Eligible Options will automatically be cancelled and rendered null and void, and you will no longer have any rights with respect to those Eligible Options.

7.                                      Extension of Offer; Termination; Amendment.

We may, at our discretion, at any time and from time to time extend the period of time during which the Offer is open and thereby delay accepting any Eligible Options tendered for purchase by publicly announcing the extension and giving written notice of such extension to the Eligible Employees.

Before the Expiration Date, at our discretion, we may postpone our decision of whether or not to accept and cancel any Eligible Options.  In order to postpone accepting and canceling, we must publicly announce the postponement and give written notice of the postponement to the Eligible Employees.  Our right to delay accepting Eligible Options is limited by Rule 13e-4(f)(5)

under the Exchange Act, which requires us to pay the consideration offered or return the tendered options promptly after we terminate or withdraw the Offer.

Before the Expiration Date, we may terminate the Offer if any of the conditions specified in Section 8 below occurs.  In such event, any tendered Eligible Options will continue to be held by the tendering Eligible Employee as if no tender had occurred.  We will provide written notice of any such termination to all Eligible Employees holding Eligible Options.

As long as we comply with applicable law, we may, in our discretion, amend the Offer in any respect, including decreasing or increasing the amount of the cash payment or by changing the number or type of stock options eligible to be tendered in the Offer.  If we extend the length of time during which the Offer is open, such extension will be publicly announced no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced time for expiration of the Offer.  Any amendment will be disseminated promptly to Eligible Employees in a manner reasonably designed to inform Eligible Employees of such change.  Without limiting the manner in which we may choose to disseminate any amendment, except as required by law, we have no obligation to publish, advertise or otherwise communicate any amendment to the Offer other than to Eligible Employees.

If we materially change the terms of the Offer or the information about the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act.  Under these rules, the minimum period the Offer must remain open following material changes in the terms of the Offer or information about the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances.

We will publish a notice if we decide to:

•                  increase or decrease the cash payment for your Eligible Options;

•                  change the number or type of options eligible to be tendered in the Offer; or

•                  increase the number of options eligible for tender in the Offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options eligible for tender in the Offer immediately before the increase.

If the Offer is scheduled to expire within ten business days after the date on which we notify you of such an increase, decrease or change, we will also extend the Offer for a period of at least ten business days after the date the notice is published.

8.                                      Conditions of the Offer.

Notwithstanding any other provisions of the Offer, we will not be required to accept any Eligible Options for purchase and may cancel, terminate or amend the Offer, as provided herein and in each case subject to the rules promulgated under the Exchange Act, if at any time on or after the date hereof and prior to the Expiration Date, any of the events described below has occurred (or shall have been determined by us to have occurred) that in our reasonable judgment makes it inadvisable to proceed with the Offer.  The events are:

(a)                                  there shall be threatened or instituted or pending, any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer or the acquisition of some or all of the Eligible Options tendered for purchase pursuant to the Offer;

(b)                                 there shall be threatened or instituted or pending any action, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us, by any court or any governmental, regulatory or administrative authority, agency or tribunal that would or might directly or indirectly:

(i)                                     make the acceptance for purchase or the purchase of some or all of the Eligible Options elected for tender illegal or otherwise restrict or prohibit consummation of the Offer;

(ii)                                  delay or restrict our ability, or render us unable, to accept for purchase or to purchase Eligible Options for some or all of the Eligible Options tendered for purchase; or

(iii)                             materially and adversely affect our business, condition (financial or otherwise), income, operations or prospects;

(c)                                  there shall have occurred:

(i)                                     any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

(ii)                                  a suspension of trading in our common stock by the SEC or by the NASDAQ Stock Market;

(iii)                               the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

(iv)                              the commencement or escalation of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

(v)                                 any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that might affect, the extension of credit by banks or other lending institutions in the United States;

(vi)                              any decrease of greater than 10%, measured from the close of trading on February 19, 2010 (the last day of trading prior to the commencement of the Offer), in the market price of the shares of our common stock, or any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on our business, condition (financial or otherwise), operations or prospects or on the trading in our common stock;

(vii)                           in the case of any of the foregoing which exists at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

(viii)                        any decline in either the Dow Jones Industrial Average, the Standard and Poor’s Index of 500 Companies, or the NASDAQ Composite Index by an amount in excess of 10% measured during any time period after the close of business on February 19, 2010;

(d)                                 a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

(i)                                     any person, entity or group within the meaning of Section 13(d)(3) of the Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before February 19, 2010;

(ii)                                  any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before February 19, 2010 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock;

(iii)                               any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock before the Expiration Date that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the Offer or with the acceptance for purchase of Eligible Options pursuant to the Offer; or

(iv)                              any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our assets or securities; or

(e)                                  any change or changes shall have occurred in the business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership of us or our subsidiaries that, in our reasonable judgment, is or may have a material adverse effect on us or our subsidiaries.

These conditions to the Offer are for our benefit.  We may assert them at our discretion regardless of the circumstances giving rise to them before the Expiration Date, other than actions or inactions by us.  We may waive the conditions, subject to applicable law, at any time and from time to time before the Expiration Date in our discretion.  Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights, except that it will be deemed a waiver with respect to the particular facts and circumstances at issue.  The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances.  If we become aware that a condition to the Offer is triggered, we will promptly notify Eligible Employees in writing as to whether or not we have decided to waive such condition.  Any determination we make concerning the events described in this Section 8 will be final and binding on all Eligible Employees.

We currently expect that we will accept promptly after the Expiration Date all Eligible Options that are properly and timely tendered and have not been validly withdrawn prior to the Expiration Date.

The Offer is not conditioned upon any financing arrangement or financing plan.

9.                                      Price Range of Common Stock.

There is no established trading market for the Eligible Options.  The securities underlying the Eligible Options are shares of our common stock.  Our common stock, par value $0.01, is listed on the NASDAQ Global Select Market and trades under the stock symbol “VTAL.”

The following table sets forth, for each of the quarterly periods indicated, the high and low sales prices of our common stock as reported on the NASDAQ Global Select Market.

Fiscal Year 2009 Three Months Ended	High	Low
March 31, 2009	$14.29	$8.54
June 30, 2009	$12.25	$9.64
September 30, 2009	$13.75	$10.19
December 31, 2009	$13.18	$11.35

Fiscal Year 2008 Three Months Ended	High	Low
March 31, 2008	$18.72	$13.89
June 30, 2008	$17.13	$12.43
September 30, 2008	$16.95	$11.86
December 31, 2008	$15.24	$10.23

On February 19, 2010, the closing price of our common stock as reported by the NASDAQ Global Select Market was $14.62 per share.

We urge you to obtain current market prices for our common stock before deciding whether to tender your Eligible Options.

10.                               Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Eligible Options.

Our executive officers who hold Eligible Options are eligible to participate in the Offer, but our non-employee directors are not eligible to participate in the Offer.  A list of our executive officers and directors and the number of Eligible Options beneficially owned by them is set forth on Schedule B attached hereto.  We have been advised that certain of our executive officers who hold Eligible Options expect to participate in the Offer.

As of February 19, 2010, our executive officers and directors (13 persons) as a group held outstanding options to purchase an aggregate of 1,307,000 shares of our common stock under our Plans.  Of such outstanding options, 101,000 are Eligible Options, which represents approximately 25% of the Eligible Options.

Except for outstanding options to purchase shares of our common stock and other stock-based awards, such as restricted stock awards, granted or to be granted from time to time to certain of our employees (including our executive officers) and non-employee directors pursuant to the Plans and except as set forth in this document, neither we nor any person controlling us nor any of our executive officers or directors, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

A list of transactions by our executive officers and directors during the 60-day period prior to February 22, 2010 involving our stock options is set forth on Schedule C attached hereto.

11.                               Source of Funds; Status of Eligible Options Tendered in the Offer; Accounting Consequences of the Offer.

As of February 19, 2010, Eligible Options to purchase up to 406,000 shares of our common stock were outstanding and held by Eligible Employees.  If all Eligible Options are tendered to us for purchase under the Offer, the aggregate cash payments will be approximately $213,000.  We anticipate making payment to tendering Eligible Employees for the purchase of Eligible Options pursuant to the Offer and payment of related fees and expenses from available cash on hand.  If all Eligible Options are tendered, the total cash payment would be less than 0.18% of our available cash and cash equivalents on hand, as of our most recently reported financial results, contained in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009.

We will incur an income statement charge for the net unamortized expense of unvested Eligible Options that vest pursuant to the terms of the Offer, based on the remaining unamortized stock-based compensation expense determined by the Black-Scholes model at the date of grant.  If all unvested Eligible Options are tendered and accepted by us, the amount of the income statement charge would be approximately $760,000.  For options that are purchased, an additional expense may be recorded (if necessary), which would be equal to the difference between the estimated Black-Scholes value of the options at the Expiration Date less the aggregate cash payment paid.  Accounting for the tender offer will be reflected on our consolidated financial statements for the quarter in which the tender offer is completed, which we expect to be in the first quarter of our 2010 fiscal year.

Eligible Options that we purchase in the Offer will be cancelled immediately upon our acceptance of the tender of such options after the Expiration Date.

12.          Certain U.S. Federal Income Tax Consequences.

The following summarizes the material U.S. federal income tax consequences of participation in the Offer.  Please note that the following is only a summary of the material U.S. federal income tax laws and regulations that apply to the Offer and does not address all possible tax aspects of transactions that may arise in connection with the Offer, including foreign, state or local tax consequences.  The tax laws and regulations are complex and are subject to changes.  Any such changes could apply on a retroactive basis and could affect the U.S. federal income taxes described below. In addition, circumstances unique to certain individuals may change the usual income tax results.

The cash payment to be paid for Eligible Options tendered in the Offer will be treated as compensation.  As such, if you participate, you will recognize ordinary income in an amount equal to the cash payment in the year in which you receive the cash payment.  We will report such ordinary income in the Form W-2 or other appropriate form delivered to the IRS by us for the year in which the payment is made.  The amount of cash paid to you in exchange for Eligible Options tendered in the Offer will be reduced by all required income tax, social insurance contributions, payroll tax and other required withholdings.

Additional state or local tax may be imposed on your tender, and those taxes may vary based on where you live.

We recommend that you consult with your own tax advisor to determine the specific tax considerations and tax consequences relating to your participation in the Offer.

13.                               Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit material to our business that might be adversely affected by the Offer, or of any other approval or other action by any governmental, administrative or regulatory authority or agency that is required for the acquisition or ownership of the Eligible Options or the payment of the cash payments for Eligible Options as described in this Offer to Purchase.  If any other approval or action should be required, we presently intend to seek the approval or endeavor to take the action.  This could require us to delay the acceptance of, and payment for, Eligible Options that you tender to us.  We cannot assure you that we would be able to obtain any required approval or take any other required action.  Our failure to obtain any required approval or take any required action might result in harm to our business or delay in the Offer.  Our obligation under the Offer to accept tendered Eligible Options and to pay the cash payment is subject to the conditions described in Section 8 above.

14.                               Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting Eligible Employees to tender Eligible Options under the Offer.

15.                               Information Concerning the Company.

We are a leading provider of advanced visualization software solutions.  Our technology gives radiologists, cardiologists, oncologists and other medical specialists time-saving productivity and communications tools that can be accessed throughout the enterprise and via the Web for easy use in the day-to-day practice of medicine.  Our principal executive offices are located at 5850 Opus Parkway, Suite 300, Minnetonka, Minnesota 55343, and our telephone number is 952-487-9500.  We also have offices in Europe and Asia.  Our website is www.vitalimages.com.  The information on our website is not part of this Offer to Purchase.

16.                               Corporate Plans, Proposals and Negotiations.

We continually evaluate and explore strategic opportunities as they arise, including business combination transactions, strategic relationships, purchases and sales of assets and similar transactions.  At any given time, we may be engaged in discussions or negotiations with respect to various corporate transactions or with respect to changes in existing strategic relationships.  We also may, from time to time, engage in purchases of our outstanding common stock in either open market or privately negotiated transactions, including transactions under our currently authorized stock repurchase program, or we may engage in issuances of shares of our common stock or other capital raising transactions, depending on market conditions and other relevant factors.  In addition, at any given time, we may also be engaged in discussions or negotiations with potential candidates for management or board of director positions or with existing members of management for changes in positions, responsibilities or compensation.  We also enter into agreements for the purchase and sale of products and services, engage in purchases and sales of assets and incur indebtedness from time to time in the ordinary course of business.

Subject to the foregoing and except as otherwise disclosed in this Offer to Purchase or in our filings with the SEC, we have no present plans, proposals or negotiations that relate to or would result in:

•                                          an extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•                                          a purchase, sale or transfer of a material amount of our assets or of any of our subsidiaries’ assets;

•                                          a material change in our present dividend policy, indebtedness or capitalization;

•                                          any other material change in our corporate structure or business;

•                                          any change in our present board of directors or management;

•                                          our common stock being delisted from the NASDAQ Global Select Market;

•                                          our common stock being terminated from registration pursuant to Section 12(g)(4) of the Exchange Act;

•                                          the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•                                          the acquisition by any person of any additional Company securities or the disposition of any of our securities; or

•                                          any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.

We may change our plans and intentions at any time, as we deem appropriate.

17.                               Additional Information.

On February 22, 2010, we filed with the SEC a Tender Offer Statement on Schedule TO, and on February 26, 2010 we filed with the SEC Amendment No. 1 to the Tender Offer Statement on Schedule TO (as amended, the “Schedule TO”), of which this Offer to Purchase forms a part.  This Offer to Purchase does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO.  We recommend that you review the Schedule TO, including the exhibits, before deciding whether to participate in the Offer.

We also recommend that, in addition to the Schedule TO materials, you review the following materials, which we have filed with the SEC and are incorporating by reference into this Offer to Purchase, before deciding whether to participate in the Offer:

(1)                                 our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on March 16, 2009, or when filed, our Annual Report on Form 10-K for the fiscal year ended December 31, 2009;

(2)                                 our Definitive Proxy Statement filed with the SEC on April 2, 2009;

(3)                                 our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed with the SEC on May 11, 2009;

(4)                                 our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, filed with the SEC on August 10, 2009;

(5)                                 our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, filed with the SEC on November 9, 2009;

(6)                                 our Current Reports on Form 8-K filed with the SEC on August 14, 2009, December 14, 2009, February 8, 2010, February 9, 2010, and February 18, 2010; and

(7)                                 the description of our common stock, par value $0.01 per share, contained in Amendment Number 2 to the Registration Statement on Form 10 filed with the SEC on May 1, 1997, as the same may be amended from time to time.

This material and other information may be inspected at the public reference facilities maintained by the SEC at 100 F Street, NE, Washington, D.C. 20549.  Copies of this material can also be obtained by mail, upon payment of the SEC’s customary charges, by writing to the Public Reference Section at 100 F Street, NE, Washington, D.C. 20549.  The SEC also maintains a website at www.sec.gov that contains periodic reports and other information regarding registrants that file electronically with the SEC.

We will also provide, without charge, to any Eligible Employee holding Eligible Options, upon his or her request, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents).  You may make such a request by writing to us at 5850 Opus Parkway, Suite 300, Minnetonka, Minnesota 55343, Attention: Mary Ellen Vitello, e-mailing us at mvitello@vitalimages.com, or by calling us at 952-540-3530.

The information contained in this Offer to Purchase should be read together with the information contained in the documents to which we have referred you.

18.                               Forward-Looking Statements; Miscellaneous.

The matters regarding the future discussed in this Offer to Purchase include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (however, the safe harbors of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with this Offer).  These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.  These risks and uncertainties include, but are not limited to, the following: our abilities to maintain the technological competitiveness of our current products, develop new products, successfully market our products, respond to competitive developments, develop and maintain partnerships with providers of complementary technologies, identify and close mergers and acquisitions, manage our costs and the challenges that may come with growth of our business, and attract and retain qualified sales, technical and management employees. We are also affected by the growth and regulation of the medical technology industry, including the ongoing discussions regarding health care reform, acceptance of advanced visualization by hospitals, clinics, and universities, product clearances and approvals by the United States Food and Drug Administration and similar regulatory bodies outside the United States, and reimbursement and regulatory practices by Medicare, Medicaid, and private third-party payer organizations. We are also affected by other factors identified in our filings with the Securities and Exchange Commission, some of which are described in Section 1A — “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008 and our subsequent filings with the SEC.  You are encouraged to review that section and all other disclosures appearing in our filings with the SEC.

Although our Board of Directors has approved the Offer, neither we nor our Board of Directors makes any recommendation as to whether you should tender any or all of your Eligible Options.  We urge you to consult your personal financial and tax advisors before deciding whether to tender your Eligible Options.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Eligible Options pursuant to the Offer.  You should rely only on the information contained in the Offering Documents and other documents to which we have referred you, including, without limitation, our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on March 16, 2009, or when filed, our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.  We have not authorized anyone to give you any additional information or to make any representation in connection with this Offer other than the information and representations contained in this Offer to Purchase and in the documents to which we referred you.  If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

This Offer has not been approved or disapproved by the SEC or any state securities commission, nor has the SEC or any state securities commission passed upon the fairness or merits of the Offer or upon the accuracy or adequacy of the information contained in this Offer to Purchase.  Any representation to the contrary is a criminal offense.

Vital Images, Inc.

February 26, 2010

SCHEDULE A

CASH PAYMENT FOR EACH ELIGIBLE OPTION

We are offering a cash payment in the amount set forth in the table below for each share of our common stock subject to an Eligible Option with the grant date and exercise price indicated in the table set forth below.

Grant Date	Exercise Price	Cash Payment Per Share

11/04/05	$26.37	$2.06
11/30/05	$26.64	$2.07
12/15/05	$25.90	$2.18
01/04/06	$31.70	$1.66
01/23/06	$31.70	$1.69
01/25/06	$31.70	$1.69
02/02/06	$31.70	$1.70
02/06/06	$31.70	$1.71
02/07/06	$31.70	$1.71
02/15/06	$31.70	$1.72
02/16/06	$33.56	$1.58
02/20/06	$32.65	$1.65
02/21/06	$33.68	$1.58
02/27/06	$33.85	$1.58
03/06/06	$31.94	$1.73
03/09/06	$32.14	$0.14
03/13/06	$32.46	$0.14
03/15/06	$33.17	$0.12
03/20/06	$33.08	$0.13
03/27/06	$31.86	$0.16
03/30/06	$33.70	$0.13
04/03/06	$33.60	$0.13
04/10/06	$34.79	$0.12
04/17/06	$34.60	$0.13
04/28/06	$33.43	$0.16
05/02/06	$28.13	$0.34
05/08/06	$31.00	$0.24
05/10/06	$29.53	$0.29
05/15/06	$26.83	$0.43
05/23/06	$25.72	$0.51
08/07/06	$26.52	$0.60
08/21/06	$27.87	$0.54
09/18/06	$29.98	$0.47
09/25/06	$30.28	$0.46
09/29/06	$31.58	$0.41
10/23/06	$31.85	$0.43
10/30/06	$31.50	$0.46
11/13/06	$30.19	$0.55
11/20/06	$30.44	$0.54
11/27/06	$29.60	$0.60
12/04/06	$33.50	$0.42
12/18/06	$34.22	$0.42
01/29/07	$32.18	$0.56
02/02/07	$32.64	$0.54
02/05/07	$32.16	$0.57
02/12/07	$31.20	$0.63
02/19/07	$31.71	$0.62
02/21/07	$34.97	$0.47
02/26/07	$35.70	$0.45
03/02/07	$31.38	$0.65
03/12/07	$32.87	$0.59
03/26/07	$33.46	$0.58
04/02/07	$33.00	$0.61
04/30/07	$30.86	$0.77
05/07/07	$32.76	$0.68
05/21/07	$28.35	$0.98
06/18/07	$26.22	$1.22
06/29/07	$27.16	$1.15

SCHEDULE B

INFORMATION CONCERNING OUR EXECUTIVE OFFICERS AND DIRECTORS

Name*	Title	Maximum Number of Eligible Options	Percent of All Eligible Options That Can Be Exchanged in the Offer
Michael H. Carrel	President and Chief Executive Officer	26,000	6%
Vikram Simha	Chief Technology Officer	—	—
Peter J. Goepfrich	Chief Financial Officer	39,000	10%
Erkan Akyuz	Executive Vice President of Engineering	—	—
Steven P. Canakes	Executive Vice President — Sales and International	23,000	6%
Stephen S. Andersen	Vice President — Strategic Partnerships	13,000	3%
James B. Hickey, Jr.	Chairman of the Board	Not applicable	Not applicable
Oran Muduroglu	Director	Not applicable	Not applicable
Douglas M. Pihl	Director	Not applicable	Not applicable
Richard W. Perkins	Director	Not applicable	Not applicable
Michael W. Vannier	Director	Not applicable	Not applicable
Sven A. Wehrwein	Director	Not applicable	Not applicable
Gregory J. Peet	Director	Not applicable	Not applicable

Total of Executive Officers and Directors (13 persons)		101,000	25%

*  The business address of each executive officer and director is Vital Images, Inc., 5850 Opus Parkway, Suite 300, Minnetonka, MN 55343 and the business telephone number of each executive officer and director is 952-487-9500.

SCHEDULE C

STOCK OPTION TRANSACTIONS BY OUR EXECUTIVE OFFICERS AND DIRECTORS

On February 4, 2010, Oran Muduroglu received a new non-employee director option grant to purchase 7,500 shares of our common stock with an exercise price of $14.45. There were no other transactions by any of our executive officers or directors involving our stock options in the 60-day period prior to February 22, 2010.